EXHIBIT 23.2

                                                                  GRANT THORNTON








               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We have issued our reports dated July 18, 2002 accompanying the consolidated financial statements of U.S. Energy Corp. (a Wyoming corporation) and subsidiaries appearing in the 2002 Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K/A for the year ended May 31, 2002 which are incorporated by reference in this Registration Statement (initial filing). We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."




                                            /s/  Grant Thornton LLP



Denver, Colorado
March 7, 2003









1600 Broadway, Suite 1800
Denver, CO 80202
T 303.861.5555
F 303.839.5711 Audit
F 303.839.5701 Tax


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